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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             OHIO EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                         MERGER PRESENTATION TO RETIREES

We're meeting today to explain why we believe that the Ohio Edison-Centerior merger deserves your support.

Prior to delivering the proxy statement, we were restricted by law concerning what we could say about the merger to our shareholders.

Now that our proxy statement has been mailed, we can talk openly.

As you know, our business is changing rapidly - and mergers are an inevitable part of this change. Many mergers are already taking place in our industry.

I know many of you are concerned about how this merger will affect your pensions and health benefits.

OVERHEAD #1
-----------

I can tell you that the merger will not affect your pension benefit - it has already been set and, by law, cannot be changed.

In addition, pension benefits will continue to be paid from the assets of the pension trust - not from corporate funds. And they'll remain insured under federal law.

Beyond that, I believe all of us should be better off having our health care benefits administered by a larger, stronger, more competitive company - which is exactly what we will accomplish through the merger.

Let me add that Ohio Edison provides employees and retirees with competitive benefits and a pension plan that is secure, well-funded and well-managed.

Our pension benefits rank among the best offered by any company - and are near the top of plans offered by public utilities our size. In fact, only 60 percent of American workers currently have pension plans. And Ohio Edison bears the entire cost of providing these benefits.

Last year alone, we paid over $13 million in retiree health costs - as well as $17 million in Social Security and Medicare taxes.

Before I discuss some of the benefits of the merger, let's look at the transaction itself.

OVERHEAD #2
-----------

Our acquisition of Centerior is simply an exchange of stock - we aren't paying cash for Centerior.

Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of our Company's common stock. In comparison, Centerior shareholders will receive .525 of a share of stock for each share of Centerior stock.

As a result, our shareholders will own nearly two-thirds of the new company.

And, while FirstEnergy's Board will set the new dividend, we expect it to be the same level as your current Ohio Edison dividend when the merger is completed.

In addition, we expect the merger to be tax-free for federal income tax purposes.

OVERHEAD #3

The merger itself offers considerable benefits for our many stakeholders - including our retiree/shareholders.

First of all, it's a natural alliance that makes sense - as you can see from this overhead that highlights our contiguous service areas.

As the nation's 11th largest investor-owned electric company, FirstEnergy will be better positioned to compete and succeed in a changing energy business. Here are some of the reasons why:

OVERHEAD #4
-----------

- STRONG ELECTRIC SALES -- 64 billion kilowatt-hours annually vs. 34 billion kWh for Ohio Edison.

-    ATTRACTIVE PROSPECTS FOR FUTURE GROWTH --
     2.1 million customers - double what we have now, and a 13,200-square-mile service area that is one of the nation's leaders in attracting new businesses due to a better mix of location sites and infrastructure.

- GREATER FINANCIAL RESOURCES -- $5 billion in annual revenues compared to our $2.5 billion, and more than $18 billion in assets vs. Ohio Edison's $9 billion.

- RELIABLE POWER SUPPLIES - 11,681 megawatts of generating capability compared to our 5,757 MW.

OVERHEAD #5
-----------

- STRATEGIC LOCATION - within a 500-mile radius of one-half of the U.S. population, which will be a key asset in a competitive market.

- STRONGER TRANSMISSION NETWORK -- 6,500 miles of transmission lines, a 42-percent increase - and 57 interconnections with 8 other electric systems. That means greater access to outside markets and new customers.

- BETTER OPPORTUNITIES FOR OFF-SYSTEM ELECTRIC SALES - including growing markets in Canada and the eastern part of the country.

OVERHEAD #6
-----------

For these and other reasons, a number of financial analysts have supported the merger. Certainly not all of them have come out in favor of it, but we don't know of any who oppose it. Here are a few examples of those who support it:

- "We believe that the merger will be very positive for both companies, simply because neither of them could have reached real value separately." - Daniele M. Seitz, UBS Securities

- "We view the merger favorably for the shareholders of both companies over the long term." - Dan Rudakas, Everen Securities, Inc.

- "Ohio Edison/FirstEnergy Corp. is guided by an above average management team that has implemented a proactive strategy that should favorably position the company in a deregulated environment. This is emphasized by management's successful track record on controlling costs, reducing debt, and creative strategies focused on improving the company's financial position." - Andrew Redinger, NatCity Investments, Inc.

OVERHEAD #7
-----------

- "Based on our analysis, the merger would enhance the long-term prospects for earnings and dividend growth and strengthen Ohio Edison's competitive position." - Linda Byus, Nesbitt Burns Securities

In addition, the following analysts issued positive recommendations on Ohio Edison common stock since our merger announcement:

-    Everen Securities (Long-term outperformer)
-    Merrill Lynch (Accumulate)
-    NatCity Investments (Long-term buy)
-    Nesbitt Burns (Buy)
-    Wheat First Butcher Singer (Buy)

Look at our stock performance since the merger was announced in September.

OVERHEAD #8
-----------

As you can see from this overhead, we experienced an initial dip in our stock price immediately following the merger announcement. This is not unusual for any acquiring company in a merger.

However, since that dip, we have been outperforming the S&P Utilities Index. We believe this shows the financial community agrees that the merger makes sense. And, we've been consistently outperforming the Index over the past few years.

OVERHEAD #9
-----------

The merger makes sense for shareholders and retirees. As I mentioned earlier, it will help us maintain competitive pension and benefit levels as our industry continues to change.

By creating a larger, stronger utility, it will also enhance the near- and long-term value of your investments. In fact, we expect earnings and cash flow growth beginning in the first year of the merger - as well as a greater potential for dividend growth in the future.

Why? Among other factors, our earnings will benefit from at least $1 billion in savings that will result from synergies that can only be achieved by combining our two companies.

For example, we'll have greater control of the generating assets that our companies share ownership in through CAPCO. This will increase our flexibility to maximize the efficiency of these units.

In addition, the rate plans in place for Ohio Edison, Penn Power, CEI and Toledo Edison will enable FirstEnergy to reduce our costs of nuclear investments and regulatory assets - that is, equipment and facilities that have been approved for recovery but currently aren't reflected in our rates - by an additional $4.3 billion through 2005.

And, as our merger transition process moves forward, we will bring together the best practices of both companies - which will certainly include Ohio Edison's aggressive continuous-improvement efforts in every facet of our operations.

OVERHEAD #10
------------

Some of you may still wonder, why have we agreed to pay a premium for Centerior?

First of all, a premium was required to complete the deal - and we were taking advantage of a brief window of opportunity. We didn't know what was going to happen to Centerior, but we knew something would - and it probably wouldn't be good for Ohio Edison, unless we were the acquiring utility.

As our Board of Directors decided, Centerior is a good value at the price we're paying, which provides adequate resources to support earnings and dividend growth.

Keep in mind, this is an acquisition, not a true merger - you pay a premium for that control.

But it was still a price we could afford -- given Centerior's depressed stock price at that time, as well as the value represented by its customers.

In fact, we paid a very favorable price for Centerior's one-million customers:
$1,500 for each of its customers compared to a range of $2,000 to $4,000 paid in most utility mergers in the U.S. Outside our country, the range is $3,000 to $4,000 for utility purchases that don't even include generating facilities.

And we knew the synergies that would result from combining our operations would make the deal better for us than for any other utility.

OVERHEAD #11
------------

As you can see from this overhead, the premium was about 12 percentage points higher than utility transactions involving higher-than-average premiums. But that's only part of the story.

Obviously, a key factor in our premium was Centerior's low stock price at the time.

Now look at the price-earnings multiple, which is the market price as a multiple of earnings per share. A lower multiple represents a more favorable purchase price for the acquiring company. As you can see, Centerior's multiple is much lower than the average for these mergers.

The same holds true for cash flow. And in Centerior's case, they have a very healthy cash flow, which will enable us to accelerate our debt-reduction efforts.

In fact, the merger will enable us to reduce debt much more quickly than we could on our own.

OVERHEAD #12

Prior to announcing the merger, Ohio Edison's debt reduction goal was approximately $1 billion by the year 2000. Likewise, Centerior's goal was $1.3 billion.

Through the merger, the debt-reduction program for both companies is expected to exceed $2.5 billion - or $200 million more than both companies' previous goals combined. This will lower our combined interest costs nearly $240 million annually by 2001.

OVERHEAD #13
------------

The merger is also good for customers, because it will provide better service at lower prices. For example, our rate plans will enable FirstEnergy to reduce customer rates by $1 billion by 2006 while offering greater support for local communities. And increasing our value to customers is essential as we prepare for the changes ahead of us.

In addition, the merger is good for employees, because it will provide greater career opportunities over the long term. They'll be working for a stronger company, much stronger than if we had remained separate.

Many of you have friends and acquaintances who work at Ohio Edison. Some of them may be concerned about their jobs, because we've announced a reduction of an estimated 900 jobs out of a combined work force of about 11,000.

In the meetings we've held with employees, we've told them that it's better to be the company picking the right time and the right partner - and the one calling the shots. We're doing this merger on our own terms, and our CEO, Will Holland, and our Board are in charge.

The situation would be much different for employees if we were being acquired and we were not in a position of strength to negotiate the terms of the agreement.

OVERHEAD #14
------------

Mergers are nothing new to our Company.

Ohio Edison is actually made up of some 300 small companies that have merged over the past century. Some of you may recall our last merger in 1950, when Ohio Edison joined forces with Ohio Public Service.

Mergers made us a stronger company over the years. This merger is no different.

Let's face facts: Mergers and acquisitions will occur in our industry as it is deregulated. It's happened in every other deregulated industry, from banking to transportation.

If our merger fails, we would expect to be an increasingly attractive merger candidate as we continue to improve our performance and financial condition. And, without Ohio Edison in control, the future would be more uncertain for our employees - both current and retired.

We need to position our company to control its destiny. Once again:

-    We'll double our customer base
-    Nearly double our service area
-    Double our kilowatt-hour sales
-    Double our revenues, and
-    Provide greater value to our shareholders and customers

At Ohio Edison, we have what it takes to win in a competitive environment. And that experience will lead to FirstEnergy's success.

OVERHEAD #15
------------

But the merger hinges on the shareholder approvals of both companies.

-    For Centerior, a simple majority is needed.

- Ohio Edison needs approval by holders of at least two-thirds of our common stock.

Every vote is important. We need your support - as retirees and as shareholders.

We ask that you read the proxy information carefully, vote FOR the merger, and return the proxy.

In addition, we encourage you to spread the word about the importance of the merger with any other retirees and shareholders you know.

OVERHEAD #16
------------

In summary:

-    Our industry is changing rapidly - it's not what it used to be.

- Companies that don't respond to this change will either go bankrupt or be bought by someone else - and both scenarios could be detrimental for retirees and benefits.

- The merger will make the company stronger and more competitive - which would benefit both active and retired employees.

- A financially healthy company would be better able to support the costs of benefits.

- As a larger, stronger company, we'll have a greater opportunity to increase the dividend - which would provide greater income to retiree shareholders.

                           QUESTION AND ANSWER SESSION

1



                        COMPETITIVE PENSIONS AND BENEFITS

- Merger will not affect your pension benefit - it has already been set and, by law, cannot be changed

     -- Pension benefits will continue to be paid from assets of the pension trust - not from corporate funds - and they'll remain insured

- Retirees are better off having health care benefits administered by a larger, stronger, more competitive company

- We offer competitive benefits and a pension plan that is secure, well-funded and well-managed

- Our pension benefits rank among the best offered by any company - and are near the top of plans offered by public utilities our size

     -- Only 60 percent of U.S. workers have pension plans

-    Ohio Edison bears the entire cost of providing retiree benefits

2





                   TRANSACTION FAVORABLE FOR OUR SHAREHOLDERS

- Our acquisition of Centerior is simply an exchange of stock - we aren't paying cash for Centerior:

     -- OE shareholders will receive one share of FirstEnergy common stock for each share of our common stock

     -- Centerior shareholders will receive .525 of a share of FirstEnergy common stock for each share of Centerior common stock

     -- As a result, our shareholders will own nearly two-thirds of new company

- Although FirstEnergy Board will set new dividend, we expect it to be same level as OE's current dividend

-    We expect merger to be tax-free for federal income tax purposes

3


                                FIRSTENERGY CORP.
                             COMBINED SERVICE AREA

                                     [MAP]

4



                               BENEFITS OF MERGER

- Strong Electric Sales -- 64 billion kWh annually for FirstEnergy vs. 34 billion kWh for Ohio Edison

-    Attractive Prospects for Future Growth --

- 2.1 million customers - double what we have now, and a 13,200-square-mile service area that is one of the nation's leaders in attracting new businesses

- Greater Financial Resources -- $5 billion in annual revenues compared to our $2.5 billion - and more than $18 billion in assets vs. Ohio Edison's $9 billion

- Reliable Power Supplies -- 11,681 MW of generating capability compared to our 5,757 MW

5





                           BENEFITS OF MERGER (CONT.)

- Strategic Location -- within a 500-mile radius of one-half of the U.S. population - a key asset in a competitive market

- Stronger Transmission Network -- 6,500 miles of transmission lines, a 42-percent increase - and 57 interconnections with 8 other electric systems

- Better Opportunities for Off-System Electric Sales -- including growing markets in Canada and the eastern part of the country

6





                             RESPONSES FROM ANALYSTS

A number of market analysts support the merger. Not all of them have come out in favor of it, but we don't know of any who oppose it. Here are examples of those who support it:

- "We believe that the merger will be very positive for both companies, simply because neither of them could have reached real value separately." - Daniele M. Seitz, UBS Securities

- "We view the merger favorably for the shareholders and customers of both companies over the long term." - Dan Rudakas, Everen Securities, Inc.

- "Ohio Edison/FirstEnergy Corp. is guided by an above average management team that has implemented a proactive strategy that should favorably position the company in a deregulated environment. This is emphasized by management's successful track record on controlling costs, reducing debt, and creative strategies focused on improving the company's financial position." - Andrew Redinger, NatCity Investments, Inc.

7







                         RESPONSES FROM ANALYSTS (CONT.)

- "Based on our analysis, the merger would enhance the long-term prospects for earnings and dividend growth and strengthen Ohio Edison's competitive position." - Linda Byus, Nesbitt Burns Securities

-    Positive recommendations on OEC common stock following merger announcement:

     -- Everen Securities (Long-term outperformer)

     -- Merrill Lynch (Accumulate)

     -- NatCity Investments (Long-term buy)

     -- Nesbitt Burns (Buy)

     -- Wheat First Butcher Singer (Buy)

8


                              OEC VS S&P UTILITIES
                                     INDEX


          9/13/96   9/30/96   10/31/96   11/30/96  12/31/96  1/31/97
OEC
S&P

9



                    MERGER GOOD FOR SHAREHOLDERS AND RETIREES

- Merger will help us maintain competitive pension and benefit levels as our industry continues to change

- It will also enhance the near- and long-term value of shareholder investments:

     -- Earnings and cash flow growth expected to begin in first year of the merger - as well as a greater potential for dividend growth in the future

     -- At least $1 billion in savings from efficiencies made possible through our shared operations

     -- Greater control of generating assets that our companies share ownership in through CAPCO

     -- Reduce our costs of nuclear and regulatory assets by an additional $4.3 billion through 2005

10







                               WHY PAY A PREMIUM?

- Premium required to complete the deal - and we were taking advantage of brief window of opportunity

- Purchase price represents good value and provides adequate resources to support earnings and dividend growth

- Acquisition, not a true merger - you pay a premium for that control... It was still a price we could afford

-    We paid a favorable price for Centerior's customers:

     -- $1,500 for each Centerior customer vs. a range of $2,000 to $4,000 for most U.S. utility mergers

     -- Outside the U.S., the range is $3,000 to $4,000 for utility purchases that don't include generating facilities

- We also saw significant synergies from combining our operations that made the deal better for us

11


                          PREMIUM VALUATION COMPARISON

                         UTILITY TRANSACTION
                                WITH
                           HIGHER PREMIUMS            CX
                         --------------------       -----
Premium                         30.5%               42.9%
Price-Earnings Multiple         15.4X                9.8X
Cash Flow Multiple               6.4X                2.5X

12


                           ACCELERATE DEBT REDUCTION
                                (YEAR 2000 GOAL)

               Pre-Merger          FirstEnergy
CX
OEC

13



                      MERGER GOOD FOR CUSTOMERS, EMPLOYEES

-    Will provide customers with better service at lower prices

- Rate plans will enable FirstEnergy to reduce customer rates by $1 billion by 2006 while offering greater support for local communities

- Increasing our value to customers is essential as we prepare for changes ahead

- Employees will have greater career opportunities working for a stronger company - much stronger than if we had remained separate

-    It's better to be the company picking the right time and the right partner
     - and the one calling the shots

     -- We're doing merger on our own terms - and our CEO and Board are in charge

14





                            MERGERS: PAST AND PRESENT

- Ohio Edison is made up of some 300 small companies that have merged over the past century

- Last merger occurred in 1950 when Ohio Edison joined forces with Ohio Public Service

-    Mergers made us a stronger company over the years - this one no different

- If our merger fails, we would expect to be an increasingly attractive merger candidate as we continue to improve our financial condition

-    We need to position our company to control its destiny

- We'll double our customer base... increase our service area by 45%... double our kilowatt-hour sales... double our revenues... and increase opportunities for our employees

15






                         SHAREHOLDER APPROVALS REQUIRED

-    For Centerior: simple majority is needed

- Ohio Edison needs approval by holders of at least two-thirds of our common stock

- WE NEED EVERY VOTE: We ask that you read all proxy information carefully, vote FOR the merger, and return the proxy

-    Spread the word with other retirees and shareholders

16





                                     SUMMARY

-    Our industry is changing rapidly - it's not what it used to be

- Companies that don't respond to this change will either go bankrupt or be bought by someone else - and both scenarios could be detrimental for retirees and benefits

- The merger will make the company stronger and more competitive - which would benefit both active and retired employees

- A financially healthy company would be better able to support the costs of benefits

- As a larger, stronger company, we'll have a greater opportunity to increase the dividend - which would provide greater income to retiree shareholders

17





                       OHIO EDISON RETIREE BENEFITS: 1996

-    $50 million - pension payments

-    $13 million - health care costs

     --   Most retirees do not pay premiums

-    $17 million - Social Security and Medicare taxes

-    Company pays about two-thirds of retiree life insurance premiums

-    Available supplemental coverage includes:

     --   Vision
     --   Dental
     --   Long-term care

18


                          ACTIVE EMPLOYEES PER RETIREE

1986
1991
1996

19

                        ANNUAL PENSION BENEFIT PAYMENTS

1986
1991
1996